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                                                                    Exhibit 5.01

                         [ALLEN & GLEDHILL LETTERHEAD]


OUR REF            : RQ/YLT/SLLC/16331/011

YOUR REF           :


10 January 2002


Flextronics International Ltd.
2 Changi South Lane
Singapore 486123


Dear Sirs

FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")
REGISTRATION STATEMENT ON FORM S-3

1. We refer to the Registration Statement on Form S-3 (File No. 333-46770) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission on or about 27 September, 2000 in connection with the Company's proposed issuance and sale, from time to time, of ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares") to which the Registration Statement relates (the "Registration Shares"). You have advised us that the Registration Shares may be sold from time to time on a delayed or continuous basis as set forth in the Registration Statement, the Prospectus contained therein and the supplements to the Prospectus.

2. This opinion is rendered in connection with the offer, issue and sale in the United States of America of up to 23,000,000 new Ordinary Shares (the "Offering"), of which 20,000,000 Ordinary Shares (the "Offering Shares") are being offered by Banc of America Securities LLC (the "Underwriter"), and 3,000,000 additional Ordinary Shares are the subject of an option granted by the Company to the Underwriter solely to cover over-allotments, if any, all pursuant to the Underwriting Agreement (the "Agreement") dated 8 January, 2002 made between (1) the Company, and (2) the Underwriter. We have assumed that the Offering Shares comprise part of the Registration Shares.

3.      For the purpose of rendering this opinion, we have examined:-

        (i) the final form of the Agreement as provided to us by electronic mail on 9 January, 2002;


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Allen & Gledhill                                                          Page 2

        (ii) the Registration Statement as provided to us by electronic mail on 25 September, 2000, including a Prospectus (the "Prospectus") dated 6 October, 2000 and as provided to us by electronic mail on 8 January, 2002;

        (iii) the Prospectus Supplement (to the Prospectus) dated 8 January, 2002 (the "Prospectus Supplement") relating to the Offering Shares filed with the Securities and Exchange Commission on or about 8 January, 2002 and as provided to us by electronic mail on 9 January, 2002;

        (iv) copies of all resolutions of the Board of Directors of the Company and of the shareholders of the Company passed since the date of incorporation of the Company up to 20 September, 2001 relating to the authorisation for the issue of and the allotment and issue of the shares in the capital of the Company (the "Company's Resolutions");

        (v) a faxed copy of the resolutions of the Board of Directors of the Company passed on 7 January, 2002 (the "Company's Board Resolutions") relating to the authorisation for the issue of and the allotment and issue of the Offering Shares; and

        (vi) such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

4.      We have assumed:-

        (i) that the Agreement has been executed by each of the parties expressed to be a party thereto in the form examined by us for the purpose of rendering this opinion, duly and properly completed;

        (ii) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

        (iii) the correctness of all facts stated in the Agreement, the Registration Statement, the Prospectus and the Prospectus Supplement (other than those which are the subject of our opinion below);

        (iv) that copies of the Company's Resolutions and the Company's Board Resolutions submitted to us for examination are true, complete and up-to-date copies and that the Company's Resolutions and the Company's Board Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Company's Resolutions or the Company's Board Resolutions;

        (v) that the total issued and paid-up share capital of the Company consequent upon the issue by the Company of the Offering Shares on 11 January, 2002 pursuant to the Agreement will not exceed the authorised share capital of the Company as at 11 January, 2002; and

        (vi) that the Offering Shares will be duly offered, sold and delivered in accordance with the terms of the Agreement and, in particular, the selling restrictions referred to in paragraph 5 below have been and will be complied with in all respects.


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Allen & Gledhill                                                          Page 3

5. We have advised that as no prospectus in connection with the Offering has been registered with the Registrar of Companies in Singapore, the Offering Shares may not be offered or sold, nor may the Prospectus or the Prospectus Supplement or any other document or material in connection with the offer of the Offering Shares be distributed, either directly or indirectly, (i) to persons in Singapore other than under circumstances in which such offer or sale does not constitute an offer or sale of the Offering Shares to the public in Singapore or (ii) to the public or any member of the public in Singapore other than pursuant to, and in accordance with the conditions of, an exemption invoked under the applicable provisions of Singapore laws and to persons to whom the Offering Shares may be offered or sold under such exemption.

6. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with the proposed allotment and issue of the Offering Shares pursuant to the Agreement. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

7. Based on the foregoing, we are of the opinion that the Offering Shares to be allotted and issued by the Company in accordance with the Agreement against payment of the agreed consideration therefor in accordance with the provisions of the Agreement will, upon the issue of share certificate representing such Offering Shares in accordance with the Articles of Association of the Company, be validly issued, fully-paid and non-assessable. The term "non-assessable" as used in this opinion means under Singapore laws, that the Offering Shares when allotted and issued would be fully paid up and the persons to whom the Offering Shares are issued would be under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Offering Shares.

8. We consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and further consent to all references to us, if any, in the Registration Statement.


Yours faithfully

/s/ Allen & Gledhill